Exhibit 10.2

EXECUTION

GUARANTY

GUARANTY, dated as of September 28, 2022 (as amended, restated, supplemented, or otherwise modified from time to time, this “Guaranty”), made by Radian Group Inc., a Delaware corporation (the “Guarantor”), in favor of Bank of Montreal, a Canadian Chartered bank acting through its Chicago Branch (the “Buyer”).

RECITALS

Pursuant to the Master Repurchase Agreement and Securities Contract, dated as of September 28, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), between Radian Mortgage Capital LLC (the “Seller”) and the Buyer, the Buyer has agreed from time to time to enter into Transactions (as defined in the Repurchase Agreement) with Seller upon the terms and subject to the conditions set forth therein. It is a condition precedent to the obligation of the Buyer to enter into Transactions with the Seller under the Repurchase Agreement, that the Guarantor shall have executed and delivered this Guaranty to the Buyer.

NOW, THEREFORE, in consideration of the premises and to induce the Buyer to enter into the Repurchase Agreement and engage in Transactions with the Seller, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Guarantor hereby agrees to guarantee the Seller’s obligations under the Repurchase Agreement, as may be amended from time to time.

1. Defined Terms.

(a) Unless otherwise defined herein, terms defined in the Repurchase Agreement and used herein shall have the meanings given to them in the Repurchase Agreement.

(b) For purposes of this Guaranty, “Disqualified Capital Stock” shall mean any equity interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the Termination Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any equity interest referred to in clause (a) above, in each case at any time on or prior to date that is ninety-one (91) days after the termination of the Repurchase Agreement, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that (x) any equity interest that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such equity interest is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such equity interest upon the occurrence of a change in control or an asset sale occurring prior to the date that is ninety-one (91) days after the termination of the Repurchase Agreement shall not constitute Disqualified Capital Stock if such equity interest provides that the issuer thereof will not redeem any such equity interest pursuant to such provisions prior to the repayment in full of the Obligations, and (y) if such equity interest is issued to any employee or to any Plan for the benefit of employees of the Guarantor or the Subsidiaries or by any such Plan to such employees, such equity interest shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Guarantor or any Subsidiary in order to satisfy applicable compulsory statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

(c) For purposes of this Guaranty, “Obligations” shall mean all payment obligations and liabilities of the Seller to the Buyer, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, or whether for payment (including, without limitation, Price Differential accruing after the Repurchase Date for the Transactions and Price Differential accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Seller, whether or not a claim for post filing or post petition interest is allowed in such proceeding), which may arise under, or out of or in connection with the Repurchase Agreement, this Guaranty and any other Facility Documents, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all reasonable and documented fees and disbursements of outside counsel to the Buyer that are required to be paid by the Seller pursuant to the terms of the Facility Documents), all “claims” (as defined in Section 101 of the Bankruptcy Code) of the Buyer against the Seller under the Facility Documents.

(d) For purposes of this Guaranty, “Investment” in any Person, means (a) any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable, debit and credit card receivables and advances to customers (including premium receivables) and third party servicers arising in the ordinary course of business) or capital contribution by such Person; and (b) any purchase by such Person of stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities (including warrants or options to purchase securities)

(e) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular provision of this Guaranty, and section and paragraph references are to this Guaranty unless otherwise specified.

(f) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2. Guarantee. (a) Guarantor hereby, unconditionally and irrevocably, guarantees to the Buyer and its successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Seller when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

(b) Guarantor further agrees to pay any and all documented out-of-pocket expenses (including, without limitation, all reasonable and documented fees and disbursements of outside counsel) which may be paid or incurred by the Buyer in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, the Guarantor under this Guaranty. This Guaranty shall remain in full force and effect until the later of (i) the termination of the Repurchase Agreement or (ii) the Obligations are paid in full, notwithstanding that from time to time prior thereto the Seller may be free from any Obligations.

(c) No payment or payments made by the Seller, the Guarantor, any other guarantor or any other Person or received or collected by the Buyer from the Seller, the Guarantor, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantor hereunder which shall, notwithstanding any such payment or payments other than payments made by the Guarantor in respect of the Obligations or payments received or collected from the Guarantor in respect of the Obligations, remain liable for the Obligations until the Obligations are paid in full and the Repurchase Agreement is terminated subject to the provisions thereof.

(d) Guarantor agrees that whenever, at any time, or from time to time, the Guarantor shall make any payment to the Buyer on account of the Guarantor’s liability hereunder, the Guarantor will notify the Buyer in writing that such payment is made under this Guaranty for such purpose.

3. Right of Set-off. Upon the occurrence of any Event of Default, the Guarantor hereby irrevocably authorizes the Buyer at any time and from time to time without notice to the Guarantor, any such notice being expressly waived by the Guarantor, to set-off and appropriate and apply any and all monies and other property of the Guarantor, deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Buyer or any Affiliate thereof to or for the credit or the account of the Guarantor, or any part thereof in such amounts as the Buyer may elect, against and on account of the Obligations and liabilities of the Guarantor to the Buyer hereunder and claims of every nature and description of the Buyer against the Guarantor, in any currency, whether arising hereunder, under the Repurchase Agreement, or otherwise, as the Buyer may elect, whether or not the Buyer has made any demand for payment and although such Obligations and liabilities and claims may be contingent or unmatured; provided, however, that the aforesaid right to set-off shall not apply to any deposits of escrow monies being held on behalf of the Mortgagors related to the Purchased Mortgage Loans or other third parties. Notwithstanding the foregoing or anything to the contrary contained elsewhere herein or in any Facility Document, if Guarantor, Seller or any of their respective Affiliates (each such entity, a “Guarantor Entity”) owes any obligation to Buyer or any Affiliate thereof (each such entity, a “Buyer Entity”), such Buyer Entity may aggregate, setoff and net: (i) any collateral pledged by any Guarantor Entity to any Buyer Entity or held or carried for any Guarantor Entity by any Buyer Entity; and (ii) any collateral required to be paid or returned by any Guarantor Entity to any Buyer Entity. The Buyer shall notify the Guarantor promptly of any such set-off permitted under this Section and the application made by the Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Buyer under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Buyer may have.

4. No Subrogation. Notwithstanding any payment or payments made by the Guarantor hereunder or any set-off or application of funds of the Guarantor by the Buyer, the Guarantor shall not be entitled to be subrogated to any of the rights of the Buyer against the Seller or any other guarantor or any collateral security or guarantee or right of offset held by the Buyer for the payment of the Obligations, nor shall the Guarantor seek or be entitled to seek any contribution or reimbursement from the Seller or any other guarantor in respect of payments made by the Guarantor hereunder, until all amounts owing to the Buyer by the Seller on account of the Obligations are paid in full and the Repurchase Agreement is terminated. The Guarantor hereby subordinates all of its subrogation rights against Seller to the full payment of Obligations due Buyer under the Repurchase Agreement for a period of ninety-one (91) days following the final payment of the last of all of the Obligations under the Facility Documents. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by the Guarantor in trust for the Buyer, segregated from other funds of the Guarantor, and shall, forthwith upon receipt by the Guarantor, be turned over to the Buyer in the exact form received by the Guarantor (duly indorsed by the Guarantor to the Buyer, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Buyer may determine.

5. Amendments, Etc. with Respect to the Obligations; Waiver of Rights. Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Guarantor and without notice to or further assent by the Guarantor, any demand for payment of any of the Obligations made by the Buyer may be rescinded by the Buyer and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Buyer, and the Repurchase Agreement, and the other Facility Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Buyer may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Buyer for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. The Buyer shall not have any obligation to protect, secure, perfect or insure any lien at any time held by it as security for the Obligations or for this Guaranty or any property subject thereto. When making any demand hereunder against the Guarantor, the Buyer may, but shall be under no obligation to, make a similar demand on the Seller or any other guarantor, and any failure by the Buyer to make any such demand or to collect any payments from the Seller or any such other guarantor or any release of the Seller or such other guarantor shall not relieve the Guarantor of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Buyer against the Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

6. Guaranty Absolute and Unconditional.

(a) Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Buyer upon this Guaranty or acceptance of this Guaranty, the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guaranty; and all dealings between the Seller and the Guarantor, on the one hand, and the Buyer, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guaranty.

(b) Guarantor hereby expressly waives all set-offs and counterclaims and all diligence, presentments, demands for payment, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, notices of sale, notice of default or nonpayment to or upon the Seller or the Guarantor, surrender or other handling or disposition of assets subject to the Repurchase Agreement, any requirement that Buyer exhaust any right, power or remedy or take any action against the Seller or against any assets subject to the Repurchase Agreement, and other formalities of any kind.

(c) Guarantor understands and agrees that this Guaranty shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (i) the validity, regularity or enforceability of the Repurchase Agreement, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Buyer, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Seller against the Buyer, or (iii) any other circumstance whatsoever (with or without notice to or knowledge of the Seller or the Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Seller from the Obligations, or of the Guarantor from this Guaranty, in bankruptcy or in any other instance.

(d) When pursuing its rights and remedies hereunder against the Guarantor, the Buyer may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Seller or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Buyer to pursue such other rights or remedies or to collect any payments from the Seller or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Seller or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Buyer against the Guarantor.

(e) This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantor and the successors and assigns thereof, and shall inure to the benefit of the Buyer, and its successors, indorsees, transferees and assigns, until all the Obligations and the obligations of the Guarantor under this Guaranty shall have been satisfied by payment in full and the Repurchase Agreement shall be terminated, notwithstanding that from time to time prior thereto the Seller may be free from any Obligations.

(f) Guarantor waives, to the fullest extent permitted by applicable law, all defenses of surety to which it may be entitled by statute or otherwise.

7. Reinstatement. The Obligations of the Guarantor under this Guaranty, and this Guaranty shall continue to be effective, or be reinstated, as the case may be, and be continued in full force and effect, if at any time any payment, or any part thereof, of any of the Obligations is rescinded, invalidated, declared fraudulent or preferentially set aside or must otherwise be restored, returned or repaid by the Buyer upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Seller or the Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Seller or the Guarantor or any substantial part of its or their property, or for any other reason, all as though such payments had not been made.

8. Representations. Guarantor represents and warrants to Buyer that as of the Purchase Date and as of the date of this Guaranty and any Transaction under the Repurchase Agreement and at all times while this Guaranty and any Transaction hereunder is in full force and effect:

(a) Solvency. Guarantor is solvent and will not be rendered insolvent by this Guaranty and, after giving effect to this Guaranty, will not be left with an unreasonably small amount of capital with which to engage in its business. Guarantor does not intend to incur, nor does it believe that it has incurred, debts beyond its ability to pay such debts as they mature and is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such entity or any of its assets.

(b) Ability to Perform. Guarantor has the ability to perform each and every covenant contained in the Facility Documents to which it is a party on its part to be performed.

(c) Existence. Guarantor: (a) is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has the power and authority and all governmental licenses, authorizations, permits, consents and approvals necessary to (i) own its assets and carry on its business as now being or as proposed to be conducted in all material respects and (ii) execute, deliver, and perform its obligations under the Facility Documents to which it is a party; (c) is duly qualified as a foreign corporation and licensed and in good standing, under the laws of each jurisdiction in which the nature of the business conducted by it makes such qualification necessary; and (d) is in compliance in all material respects with all applicable Requirements of Law.

(d) No Breach. The execution and delivery of this Guaranty and the Facility Documents to which Guarantor is a party will not conflict with or result in (i) a breach of the organizational documents of Guarantor, or (ii) a breach of any applicable law, rule or regulation, or (iii) a breach of any order, writ, injunction or decree of any Governmental Authority, or (iv) a breach of or default under other material agreement or instrument to which Guarantor is a party or by which Guarantor or any of its Property is bound or to which Guarantor is subject, or (v) the creation or imposition of any Lien (except for the Liens created pursuant to the Facility Documents) upon any Property of Guarantor pursuant to the terms of any such agreement or instrument.

(e) Action. Guarantor has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Facility Documents to which it is a party; the execution, delivery and performance by Guarantor of each of the Facility Documents to which it is a party have been duly authorized by all necessary corporate or other action on its part; and each Facility Document to which it is a party has been duly and validly executed and delivered by Guarantor.

(f) Approvals. No authorizations, approvals, exemptions or consents of, and no filings or registrations with, any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by Guarantor of the Facility Documents to which it is a party or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Liens created pursuant to the Facility Documents.

(g) Enforceability. This Guaranty and all of the other Facility Documents executed and delivered by Guarantor in connection herewith are legal, valid and binding obligations of Guarantor are enforceable against Guarantor in accordance with their terms except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity.

(h) Litigation. There are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings against Guarantor or affecting any of the Property of Guarantor before any federal or state court or before any Governmental Authority that (i) questions or challenges the validity or enforceability of this Guaranty or any of the Facility Documents or any action to be taken in connection with the transactions contemplated hereby or thereby, (ii) makes a claim in an aggregate amount greater than $75,000,000 that has a reasonable likelihood of success or (iii) which makes a claim individually or in the aggregate, if not cured or if adversely determined, could be reasonably likely to have a Material Adverse Effect or constitute an Event of Default, and such claim has a reasonable likelihood of success.

(i) Taxes. Guarantor has timely filed all material tax returns that are required to be filed by it and has timely paid all material Taxes, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. There are no Liens for Taxes, except for statutory Liens for Taxes not yet due and payable.

(j) Investment Company Act. Neither Guarantor nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(k) Chief Executive Office/Jurisdiction of Organization. On the Effective Date, Guarantor’s chief executive office, is, and has been located at 550 East Swedesford Road, Suite 350, Wayne, Pennsylvania, 19087. On the Effective Date, Guarantor’s jurisdiction of organization is Delaware.

(l) Location of Books and Records. The location where Guarantor keeps its books and records, including all computer tapes and records related to the Repurchase Assets is its chief executive office.

(m) True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Guarantor to Buyer in connection with the negotiation, preparation or delivery of this Guaranty and the other Facility Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of Guarantor to Buyer in connection with this Guaranty and the other Facility Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified.

(n) ERISA.

(i) During the immediately preceding five (5) year period, (x) each Plan has complied in all material respects with the applicable provisions of the Code and ERISA, (y) Guarantor and any ERISA Affiliate thereof has complied with its minimum funding requirements with respect to each Plan and Multiemployer Plan and (z) no Event of ERISA Termination has occurred resulting in any liability other than as would not reasonably be expected to have a Material Adverse Effect.

(ii) Guarantor is not subject to any liability for a complete or partial withdrawal from a Multiemployer Plan.

(iii) Guarantor provides medical or health benefits to former employees as required by COBRA or similar state or local law at no cost to the employer.

(iv) None of Guarantor or any Subsidiaries of either or any ERISA Affiliate of either thereof has incurred a tax liability under Chapter 43 of the Code or a penalty under Section 502(i) of ERISA which has not been paid in full, except where the incurrence of such tax or penalty would not result in a Material Adverse Effect.

(v) The execution and delivery of, and performance under, the Facility Documents (including, without limitation, the Buyer’s exercise of its rights and remedies under the Facility Documents) will not constitute or otherwise result in a nonexempt “prohibited transaction” (as defined in Section 406 of ERISA and Section 4975 of the Code).

(o) [Reserved].

(p) No Reliance. Guarantor has made its own independent decisions to enter into the Facility Documents based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary.

(q) Plan Assets. Guarantor is not an employee benefit plan as defined in Section 3(3) of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, or an entity deemed to hold “plan assets” within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA, and Guarantor is not acting on behalf of any of the foregoing. Guarantor is not subject to any state or local statute regulating investments of, or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA, and the Purchased Mortgage Loans are not “plan assets” within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA.

(r) Anti-Money Laundering Laws. Guarantor and each Subsidiary of Guarantor is in compliance with all applicable Anti-Money Laundering Laws including: (i) the Bank Secrecy Act as amended by Title III of the USA Patriot Act, (ii) the Trading with the Enemy Act, (iii) Executive Order, any other enabling legislation, executive order or regulations issued pursuant or relating thereto and (iv) other applicable federal or state laws relating to “know your customer” or anti-money laundering rules and regulations. No action, suit or proceeding by or before any court or Governmental Authority with respect to compliance with such Anti-Money Laundering Laws is pending or threatened to the knowledge of Guarantor and each Subsidiary of Guarantor.

(s) Sanctions. Guarantor and each Subsidiary of Guarantor is in compliance in all material respects with all Sanctions as administered by OFAC and the U.S. State Department. None of Guarantor nor any Subsidiary of Guarantor (i) is a Person on the SDN List, (ii) is a person who is otherwise the target of U.S. economic sanctions laws such that a U.S. person cannot deal or otherwise engage in business transactions with such person, (iii) is a Person organized or resident in a Sanctioned Country, or (iv) is owned or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a government of a Sanctioned Country such that the entry into, or performance under, this Guaranty or any other Facility Document would be prohibited by U.S. law. Guarantor and each Subsidiary of Guarantor has instituted and will continue to maintain policies and procedures designed to ensure compliance by Guarantor, its Subsidiaries and their respective directors, officers, employees and agents with Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws.

(t) Anti-Corruption Laws. Guarantor and each Subsidiary of Guarantor is in compliance in all material respects with all applicable Anti-Corruption Laws. None of Guarantor nor any Subsidiary of Guarantor, nor to the knowledge of Guarantor, any director, officer, agent, employee, or other person acting on behalf of Guarantor or any Subsidiary of Guarantor, has taken any action, directly or indirectly, that would result in a violation of applicable Anti-Corruption Laws.

9. Covenants. On and as of the date of this Guaranty, each Purchase Date and on each day until this Guaranty is no longer in force, Guarantor covenants as follows:

(a) Preservation of Existence; Compliance with Law.

(i) Guarantor shall preserve and maintain its legal existence;

(ii) Guarantor shall (A) comply in all material respects with all applicable Requirements of Law (including, without limitation, all Environmental Laws) and (B) shall not engage in any conduct or activity that would be reasonably likely to subject its assets to forfeiture or seizure;

(iii) If required by the Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws, Guarantor shall maintain in effect and enforce policies and procedures designed to ensure compliance by Guarantor, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions;

(iv) Guarantor shall not permit any of its Subsidiaries to fail to comply with the laws, regulations and executive orders referred to in Section 8(s). None of Guarantor nor any Subsidiary of Guarantor, nor to the knowledge of Guarantor, any director, officer, agent, employee, or other person acting on behalf of Guarantor or any Subsidiary of Guarantor, will request or use the proceeds of a Transaction, directly or indirectly, (A) for any payments to any Person, including any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, or otherwise take any action, directly or indirectly, that would result in a violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Person on the SDN List or a government of a Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto. Furthermore, Guarantor will not, directly or indirectly, use the proceeds of any Transaction, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person participating in the transaction of any Sanctions;

(v) Guarantor shall preserve and maintain all material rights, privileges, licenses, franchises, permits or other approvals necessary for Guarantor to conduct its business and to perform its obligations under the Facility Documents;

(vi) Guarantor shall keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied; and

(vii) Guarantor shall permit representatives of Buyer, upon reasonable advance written notice (unless an Event of Default shall have occurred and is continuing, in which case, no prior notice shall be required), during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its regulatory compliance policies and procedures, business and affairs with its officers, all to the extent reasonably requested by Buyer.

(b) Taxes. Guarantor shall timely file all material tax returns that are required to be filed by it and shall timely pay all material Taxes due, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided.

(c) True and Correct Information. All information, reports, exhibits, schedules, financial statements or certificates of Guarantor or any of its Affiliates thereof or any of their officers furnished to Buyer hereunder and during Buyer’s diligence of Guarantor are and will be true and complete in all material respects and will not omit to disclose any material facts necessary to make the statements therein or therein, in light of the circumstances in which they are made, not misleading (and in the case of projections based on reasonable estimates, on the date as of which such information is stated or certified). All required financial statements, information and reports delivered by Guarantor to Buyer pursuant to this Guaranty shall be prepared in accordance with GAAP, or in connection with Securities and Exchange Commission filings, if any, the appropriate Securities and Exchange Commission accounting requirements.

(d) ERISA Events.

(i) Promptly upon becoming aware of the occurrence of any Event of ERISA Termination which together with all other Events of ERISA Termination occurring within the prior twelve (12) months involve a payment of money by or a potential aggregate liability of Guarantor or any ERISA Affiliate thereof or any combination of such entities in excess of $500,000, Guarantor shall give Buyer a written notice specifying the nature thereof, what action Guarantor or any ERISA Affiliate thereof has taken and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto.

(ii) Promptly upon receipt thereof, Guarantor shall furnish to Buyer copies of (i) all notices received by Guarantor or any ERISA Affiliate thereof of the PBGC’s intent to terminate any Plan or to have a trustee appointed to administer any Plan; (ii) all notices received by Guarantor or any ERISA Affiliate thereof from the sponsor of a Multiemployer Plan pursuant to Section 4202 of ERISA involving a withdrawal liability in excess of $500,000; and (iii) all funding waiver requests filed by Guarantor or any ERISA Affiliate thereof with the Internal Revenue Service with respect to any Plan, the accrued benefits of which exceed the present value of the plan assets as of the date the waiver request is filed by more than $500,000, and all communications received by Guarantor or any ERISA Affiliate thereof from the Internal Revenue Service with respect to any such funding waiver request.

(e) Financial Covenants. Guarantor shall comply with the financial covenants set forth in Exhibit A attached hereto.

(f) Investment Company Act. Neither Guarantor nor any of its Subsidiaries shall be an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(g) [Reserved].

(h) Limitation on Dividends and Distributions. Following the occurrence and during the continuation of an Event of Default or if an Event of Default would result therefrom, Guarantor shall not make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity interest of Guarantor, whether now or hereafter outstanding, or make any other distribution or dividend in respect of any of the foregoing or to any shareholder or equity owner of Guarantor, either directly or indirectly, whether in cash or property or in obligations of Guarantor or any of Guarantor’s consolidated Subsidiaries (any such payment or dividend, a “Restricted Payment”); provided, however, that the following Restricted Payments shall be permitted after the occurrence and continuance of an Event of Default: (a) any Restricted Payment made by a Subsidiary to the Guarantor, to any wholly owned Subsidiary of the Guarantor or to holders of its equity interests on a ratable basis, (b) the Guarantor may make Restricted Payments payable solely in additional shares of its equity interests (other than Disqualified Capital Stock), (c) the Guarantor may make Restricted Payments in the form of (i) equity pursuant to and in accordance with stock option plans or other benefit plans for directors or employees of the Guarantor and its Subsidiaries, (ii) the cashless purchase of shares of its equity interests awarded under such plans from such employees to offset tax liabilities and the payment of any taxes associated with the vesting of such shares and (iii) cash to settle and terminate equity interests under such plans, (d) the Guarantor may make any Restricted Payment within sixty (60) days after the date of declaration thereof, if on the date of declaration there is no Event of Default; provided, that no such Restricted Payment may be made if at the time of such declaration, a Responsible Officer of Guarantor has knowledge that a Material Adverse Effect has occurred, is reasonably likely to occur or will result therefrom, and (e) the Guarantor or any Subsidiary may make regular quarterly dividends so long as no Event of Default shall exist, as determined on the date such dividends are declared. For the avoidance of doubt, no Restricted Payment may be made if an Event of Default would result therefrom.

(i) ERISA Matters.

(i) Guarantor shall not permit any event or condition which is described in any of clauses (i) through (x) of the definition of “Event of ERISA Termination” to occur or exist with respect to any Plan or Multiemployer Plan if such event or condition, together with all other events or conditions described in the definition of Event of ERISA Termination occurring within the prior twelve (12) months, involves the payment of money by or an incurrence of liability of Guarantor or any ERISA Affiliate thereof, or any combination of such entities in an amount in excess of $500,000.

(ii) Guarantor shall not be an employee benefit plan as defined in Section 3(3) of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code or an entity deemed to hold “plan assets” within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA, to engage in this Guaranty or the Transactions hereunder and transactions by or with Guarantor are not subject to any state or local statute regulating investments of, or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA.

(j) Transactions with Affiliates. Guarantor shall not enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property or assets or the rendering or accepting of any service with any Affiliate, unless such transaction is (a) not otherwise prohibited in this Guaranty, (b) in the ordinary course of Guarantor’s business, (c) upon fair and reasonable terms no less favorable to Guarantor, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, (d) is among Guarantor and one or more of its direct or indirect wholly-owned Subsidiaries; provided, that, such transaction is entered into on an arm’s length basis, (e) constitutes normal and reasonable compensation and reimbursement of expenses of officers and directors in the ordinary course of Guarantor’s business, (f) such transaction constitutes payment of reasonable and customary fees and reasonable out of pocket costs to, and indemnities provided to or on behalf of, directors, officers and consultants, (g) such transaction constitutes payment of any dividend or other distribution (whether in cash, securities or other Property) with respect to any equity interest in the Guarantor or any of its Subsidiaries or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interests in the Guarantor or any Subsidiary thereof or any option, warrant or other right to acquire any such equity interest in Guarantor or any Subsidiary thereof (it being understood that Indebtedness convertible into an equity interest of the Guarantor or any Subsidiary is not an equity interest), (h) such transaction constitutes an Investment which is consented to by Buyer or otherwise agreed to in writing between Buyer and Guarantor, or (i) such transaction is consented to by Buyer or otherwise agreed to in writing between Buyer and Guarantor.

(k) More Favorable Agreement. Guarantor agrees that if as of the Effective Date, Guarantor has entered into, or if at any time following the Effective Date either Guarantor enters into, a repurchase agreement, warehouse facility, guaranty or similar credit facility with any Person which by its terms provides more favorable terms with respect to any of the financial covenants hereunder or any of the items covered in Section 9(h) hereof, then the terms of this Guaranty shall be deemed automatically amended to include such more favorable terms, such that such terms operate in favor of Buyer. Guarantor further agrees to execute and deliver any new agreements or amendments to this Guaranty evidencing such provisions, provided that the execution of such amendment shall not be a precondition to the effectiveness of such amendment, but shall merely be for the convenience of the parties thereto. Promptly upon either Guarantor thereof entering into a repurchase agreement, warehouse facility, guaranty or similar credit facility or other credit facility with any Person other Buyer, Guarantor shall deliver to Buyer a true, correct and complete copy of each financial covenant contained in such repurchase agreement, loan agreement, guaranty or other financing documentation.

10. Payments. Guarantor hereby guarantees that payments hereunder will be paid to the Buyer without set-off or counterclaim in U.S. Dollars.

11. Event of Default. If an Event of Default under the Repurchase Agreement shall have occurred and be continuing, the Guarantor agrees that, as between the Guarantor and Buyer, the Obligations may be declared to be due for purposes of this Guaranty notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any such declaration as against Seller and that, in the event of any such declaration (or attempted declaration), such Obligations shall forthwith become due by the Guarantor for purposes of this Guaranty.

12. Waiver of Rights. Guarantor hereby waives: (i) notice of or proof of reliance by the Buyer upon this Guaranty or acceptance of this Guaranty and the Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guaranty, and all dealings between the Seller and the Guarantor, on the one hand, and the Buyer, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guaranty; (ii) diligence, presentment, protest, all demands whatsoever, and notice of default or nonpayment with respect to the Obligations; (iii) the filing of claims with any court in case of the insolvency, reorganization or bankruptcy of the Seller; and (iv) any fact, event or circumstance that might otherwise constitute a legal or equitable defense to or discharge of the Guarantor, including (but without typifying or limiting this waiver), failure by the Buyer to perfect a security interest in any collateral securing performance of any Obligation or to realize the value of any collateral or other assets which may be available to satisfy any Obligation and any delay by the Buyer in exercising any of its rights hereunder or against the Seller.

13. Notices. Notices by Buyer to the Guarantor shall be given in accordance with Section 26 of the Repurchase Agreement.

14. Severability. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

15. Integration. This Guaranty represents the agreement of the Guarantor with respect to the subject matter hereof and there are no promises or representations by the Buyer relative to the subject matter hereof not reflected herein.

16. Amendments in Writing; No Waiver; Cumulative Remedies. (a) None of the terms or provisions of this Guaranty may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Guarantor and the Buyer, provided that any provision of this Guaranty may be waived by the Buyer.

(b) The Buyer shall not by any act (except by a written instrument pursuant to Section 16(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Buyer, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Buyer of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Buyer would otherwise have on any future occasion.

(c) The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

17. Section Headings. The section headings used in this Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

18. Successors and Assigns. This Guaranty shall be binding upon the successors and assigns of the Guarantor and shall inure to the benefit of the Buyer and its successors and assigns. This Guaranty may not be assigned by the Guarantor without the express written consent of the Buyer.

19. GOVERNING LAW. THIS GUARANTY SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF, OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WHICH SHALL GOVERN.

20. SUBMISSION TO JURISDICTION; WAIVERS. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY AND THE OTHER FACILITY DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK IN THE BOROUGH OF MANHATTAN, AND APPELLATE COURTS FROM ANY THEREOF;

(b) CONSENTS AND AGREES THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c) CONSENTS AND AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH EACH OTHER PARTY HERETO SHALL HAVE BEEN NOTIFIED IN WRITING; AND

(d) CONSENTS AND AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

21. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY, ANY OTHER FACILITY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

22. Repurchase Agreement Provisions. Sections 14(d) (Reporting); 17 (Indemnification and Expenses); 20 (Due Diligence); 21 (Assignability); 24 (Set-off); 32 (Confidentiality); and 36(d) (Documents Mutually Drafted) of the Repurchase Agreement are hereby incorporated by reference as if each such section was specifically set forth herein.

23. Intent. This Guaranty is intended to constitute a security agreement or other arrangement or other credit enhancement related to the Repurchase Agreement and Transactions thereunder as defined under Sections 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code.

24. Authorizations. Any of the persons whose signatures and titles appear on Schedule 1 hereto are authorized, acting singly, to act for Guarantor to the extent set forth therein, as the case may be, under this Guaranty. The Guarantor may amend Schedule 1 hereto from time to time by delivering a revised Schedule 1 to Buyer and expressly stating that such revised Schedule 1 shall replace the existing Schedule 1 hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be duly executed and delivered by its duly authorized officer as of the date first above written.

RADIAN GROUP INC., as Guarantor

By:	/s/ J. Franklin Hall
Name: J. Franklin Hall
Title: Senior Executive Vice President and Chief Financial Officer

Address for Notices:

Radian Group Inc.
550 East Swedesford Road, Suite 350
Wayne, Pennsylvania 19087
Attention: Bill Tomljanovic, Executive Vice President and Treasurer

With a copy to:

Radian Group Inc.
550 East Swedesford Road, Suite 350
Wayne, Pennsylvania 19087
Attention: David Beaning, Assistant General Counsel

Signature Page to the Guaranty

SCHEDULE 1

AUTHORIZED REPRESENTATIVES

GUARANTOR AUTHORIZATIONS

Any of the persons whose signatures and titles appear below are authorized, acting singly, to act for Guarantor under this Guaranty:

Name	Title	Signature

J. Franklin Hall	Senior Executive Vice President and Chief Financial Officer	/s/ J. Franklin Hall

Robert Quigley	Executive Vice President and Controller	/s/ Robert Quigley

Richard Thornberry	Chief Executive Officer	/s/ Richard Thornberry

Schedule 1 – Authorized Representatives

EXHIBIT A

FINANCIAL COVENANTS AND RELATED DEFINTIONS

Pursuant to that certain (i) Master Repurchase Agreement and Securities Contract, dated as of September 28, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), between Radian Mortgage Capital LLC (the “Seller”) and Bank of Montreal (the “Buyer”) and (ii) the related Guaranty, dated as of September 28, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”) made by Radian Group Inc. (the “Guarantor”) for the benefit of the Buyer, Guarantor covenants on and as of the date of the Guaranty, each Purchase Date and on each day until the Guaranty is no longer in force, and in addition to the covenants set forth in Section 16 of the Guaranty, as follows:

(a)	Total Adjusted Capital. Guarantor shall not permit the Total Adjusted Capital of Radian Guaranty, Inc. and Radian Reinsurance, Inc. as of the end of any Test Period to be less than $3,000,000,000.

(b)

Consolidated Net Worth. Guarantor shall not permit its Consolidated Net Worth as of the last day of any Test Period to be less than the sum of (i) $2,750,000,000, plus (ii) 50% of the positive amount, if any, of the cumulative Consolidated Net Income (loss) of Guarantor and its Subsidiaries after the Effective Date (the “Reference Date”), plus (iii) 50% of the aggregate amount of all equity contributions to, or equity issuances of, the Guarantor after the Reference Date. For the purpose of applying clause (iii) of the immediately preceding sentence to any equity issuance by the Guarantor in respect of the conversion, settlement, repurchase or other retirement of any convertible notes, if any, issued after the date hereof by Guarantor, the amount of such equity issuance will be the increase (if any) in the Guarantor’s consolidated shareholders’ equity recorded in respect of such conversion, settlement, repurchase or other retirement, and such equity issuance shall result in the addition of an amount equal to 50% of the amount of such increase pursuant to such clause (iii) at the time such increase is recorded; provided, however, that if any repurchase by the Guarantor of any common shareholder interests of the Guarantor within one-hundred eighty (180) days of such conversion, settlement, repurchase or other retirement results in the Guarantor recording a reduction of its consolidated shareholders’ equity, then the amount initially added pursuant to such clause (iii) in respect of such conversion, settlement, repurchase or other retirement shall be reduced (but not below zero) by an amount equal to 50% of the amount of such reduction at the time such reduction is recorded.

(c)	Debt-to-Total Capitalization Ratio. Guarantor shall not permit the Debt-to-Total Capitalization Ratio of the Guarantor as of the end of any Test Period to exceed 0.35:1.

Exhibit A-1

As used in this Exhibit A to the Guaranty, the following terms shall have the following meanings. Any capitalized term used but not defined herein shall have the meaning assigned to such term in the Repurchase Agreement.

“Acquisition” means transaction or any series of related transactions (in each case unless solely among the Guarantor and/or one or more of its Subsidiaries) consummated on or after the date of this Guaranty, by which the Guarantor or any of its Subsidiaries (i) acquires all or substantially all of the assets of any firm, corporation or limited liability company, or of any business or division thereof, whether through purchase of assets, merger or otherwise or (ii) acquires at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Applicable Insurance Regulatory Authority” shall mean, with respect to any Regulated Insurance Company, (x) the insurance department or similar administrative authority or agency located in each state or jurisdiction (foreign or domestic) in which such Regulated Insurance Company is domiciled or (y) to the extent asserting regulatory jurisdiction over such Regulated Insurance Company, the insurance department, authority or agency in each such state or jurisdiction (foreign or domestic) in which such Regulated Insurance Company is licensed, and shall include any federal or national insurance regulatory department, authority or agency that may be created and that asserts insurance regulatory jurisdiction over such Regulated Insurance Company, but shall not include any Freddie Mac, Fannie Mae, the Federal Housing Finance Agency, and any other financial services entity established by any Governmental Authority and engaged in the purchase of mortgage loans.

“Capital Lease” shall mean any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capital Lease Obligations” shall mean, with respect to a Person, the amount of the obligations of such Person under Capital Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Conduit Debt” shall mean any obligation (other than Mortgage Secured Financings) that would constitute Debt of a special purpose entity or a trust established by the Guarantor or any Subsidiary that is consolidated on the Guarantor’s financial statements in accordance with GAAP, whether or not such obligation is guaranteed in whole or in part by the Guarantor and/or any Subsidiary and whether or not such obligation is with recourse to the Guarantor and/or any Subsidiary, provided that the proceeds of such obligation are used by such special purpose entity or trust to make loans to, or to purchase assets from, the Guarantor, any Subsidiary or any Affiliate of the Guarantor or any Subsidiary, or other Person, in the ordinary course of business (it being understood that securitization and similar transactions involving special purpose entities or trusts established by the Guarantor or any Subsidiary are in the ordinary course of business).

Exhibit A-2

“Consolidated Net Income” shall mean, with reference to any period, the net income (or loss) of the applicable Person and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Net Worth” shall mean at any time, with respect to any Person, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of such Person and its Subsidiaries under shareholders’ equity at such date, excluding the effect thereon of any accumulated other comprehensive income (or loss).

“Consolidated Total Capitalization” shall mean at any time, the sum of (i) Consolidated Total Debt plus (ii) Consolidated Net Worth of the Guarantor, each calculated at such time.

“Consolidated Total Debt” shall mean at any time, the aggregate principal amount of all Debt (excluding obligations in respect of undrawn letters of credit) of the Guarantor and its Subsidiaries at such time, determined on a consolidated basis in accordance with GAAP. For the avoidance of doubt, Contingent Obligations not required to be reflected on the balance sheet of the Guarantor and its Subsidiaries do not constitute Consolidated Total Debt.

“Contingency Reserve Amount” shall mean as of any date of determination, with respect to any Regulated Insurance Company, the aggregate amount of contingency reserve of such Regulated Insurance Company at such time (as determined in accordance with SAP), as included in aggregate write-ins for liabilities on page 3, line 25, column 1 of the most recent financial statement of such Regulated Insurance Company and as reported as “Contingency reserve” in the “Details of Write-Ins” as specified in the notes to the financial statement of such Regulated Insurance Company (or equivalent page, line or statement, to the extent that any thereof is modified or replaced) or equivalent form in the applicable jurisdiction in which such Regulated Insurance Company operates.

“Contingent Obligations” shall mean with respect to any Person, any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, to the extent the foregoing are contained therein, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership; provided, however, that the term Contingent Obligation shall not include (a) endorsements of instruments for deposit or collection in the ordinary course of business, (b) insurance or reinsurance written by a Regulated Insurance Company that is a direct or indirect Subsidiary of the Guarantor, (c) indemnification arrangements made in connection with the settlement of disputes with, or claims asserted by, third parties, (d) joint and several obligations arising in the ordinary course of business, such as those resulting from the filing of consolidated federal income tax returns, and (e) indemnification obligations under the by-laws of the Guarantor or its Affiliates. The amount of any Contingent Obligation of any guaranteeing person shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made and (ii) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Contingent Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Contingent Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Guarantor in good faith.

Exhibit A-3

“Debt” shall mean, without duplication, such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable and accrued expenses, in each case, arising in the ordinary course of business), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person (but only to the extent of the lesser of the obligations secured or the value of the property to which such Lien is attached), (iv) obligations which are evidenced by notes, bonds, debentures, acceptances, or other similar instruments (other than with respect to accounts payable arising in the ordinary course of business), (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (vi) Capital Lease Obligations, (vii) non-contingent reimbursement obligations as an account party with respect to letters of credit, (viii) Contingent Obligations of such Person in respect of Debt of any other Person, (ix) the liquidation value of all mandatorily redeemable preferred equity interests of such Person and (x) Securitization Indebtedness. Notwithstanding the foregoing, the term “Debt” shall exclude (1) purchase price adjustments, earnouts, holdbacks or deferred payments of a similar nature (including deferred compensation representing consideration or other contingent obligations incurred in connection with an Acquisition), except in each case to the extent that such amount payable is, or becomes, reasonably determinable and contingencies have been resolved, (2) indebtedness that has been defeased and/or discharged in accordance with its terms; provided that funds in an amount equal to all such indebtedness (including interest and any other amounts required to be paid to the holders thereof in order to give effect to such defeasance and/or discharge) have been irrevocably deposited with a trustee for the benefit of the relevant holders of such indebtedness, (3) accrued pension costs, employee benefits and postretirement health care obligations arising in the ordinary course of business, (4) obligations in respect of customer advances (including prepaid premiums) received and held in the ordinary course of business, (5) any Debt to Federal Home Loan Bank, (6) for the avoidance of doubt, indebtedness in the nature of reinsurance funds withheld pursuant to reinsurance agreements or reinsurance treaties, and (7) for the avoidance of doubt, capital commitments in the ordinary course of business; provided further, that, solely for purposes of calculating the Debt-to-Total Capitalization Ratio, the term Debt shall also exclude (without duplication): (A) indebtedness arising out of repurchase agreements in the ordinary course of business, (B) indebtedness resulting from a securities lending program of the Guarantor or any Subsidiary in the ordinary course of business, (C) Conduit Debt, (D) Securitization Indebtedness, (E) Debt secured by mortgage-related assets (including tranches of residential mortgage securitizations, mortgage servicing rights, financing of servicer advances and mortgage warehouse financing), (F) obligations under Rate Management Transactions and (G) total return swaps and/or credit default swaps with respect to mortgage assets in the ordinary course of business (collectively “Excluded Debt”).

Exhibit A-4

“Debt-to-Total Capitalization Ratio” shall mean at any time, the ratio of (i) Consolidated Total Debt to (ii) Consolidated Total Capitalization.

“Insurance Business” shall mean one or more aspects of the business of selling, issuing or underwriting insurance or reinsurance and other lines of business incidental, reasonably related or complementary thereto.

“Rate Management Transaction” shall mean any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Guarantor or any Subsidiary which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures (but excluding total return swaps and credit default swaps with respect to mortgage assets in the ordinary course of business).

“Regulated Insurance Company” shall mean any Subsidiary, whether now owned or hereafter acquired or established, that is authorized or admitted to carry on or transact Insurance Business in any jurisdiction (foreign or domestic) and is regulated by any Applicable Insurance Regulatory Authority.

“SAP” shall mean with respect to any Regulated Insurance Company, the statutory accounting practices prescribed or permitted by the insurance commissioner (or other similar authority) in the jurisdiction of such Regulated Insurance Company for the preparation of annual statements and other financial reports by insurance companies of the same type as such Regulated Insurance Company that are applicable to the circumstances as of the date of filing of such statement or report.

“Securitization Indebtedness” shall mean Debt, of an entity or Subsidiary formed for the primary purpose of purchasing or otherwise acquiring mortgage loans, receivables, insurance policies or other similar financial assets from the Guarantor, one of the Subsidiaries of the Guarantor and/or third parties, financing such purchases or otherwise facilitating the financing thereof (including by securitization) and conducting activities related thereto so long as (x) the principal and interest on such Debt is not guaranteed by the Guarantor or any of the other Subsidiaries of the Guarantor and such Debt is without recourse to the Guarantor or any of the other Subsidiaries of the Guarantor (other than: (i) for breaches of representations, warranties, covenants and related indemnities that are customary for securitization financings and similar transactions; (ii) in connection with any mortgage insurance, other insurance products, or similar credit enhancements or (iii) reimbursement obligations in connection with Guarantor or any Subsidiary’s minority interest in such entity), (y) the Guarantor and its applicable Subsidiaries have received all applicable regulatory approvals required for such transaction and (z) such transaction is permitted by the investment policy approved by the board of directors (or a committee thereof) of the Guarantor or such Subsidiary, as applicable, or otherwise approved by the board of directors (or a committee thereof) of the Guarantor or such Subsidiary, as applicable. For avoidance of doubt, Securitization Indebtedness may also constitute debt secured by mortgage-related assets (including tranches of residential mortgage securitizations, mortgage servicing rights, financing of servicer advances and mortgage warehouse financing) (such debt, “Mortgage Secured Financings”).

Exhibit A-5

“Statutory Surplus” shall mean as to any Regulated Insurance Company at any time, the aggregate amount of surplus as regards policyholders of such Regulated Insurance Company at such time (as determined in accordance with SAP), as set forth on page 3, line 37, column 1 of the most recent financial statements of such Regulated Insurance Company (or equivalent page, line or statement, to the extent that any thereof is modified or replaced) or equivalent form in the applicable jurisdiction in which such Regulated Insurance Company operates.

“Test Period” shall mean any fiscal quarter.

“Total Adjusted Capital” shall mean, as of any date of determination, the sum of (i) Statutory Surplus plus (ii) the Contingency Reserve Amount.

Exhibit A-6

EXHIBIT B

FORM OF OFFICER’S COMPLIANCE CERTIFICATE

I, ___________________, do hereby certify that I am the [duly elected, qualified and authorized] [CFO/TREASURER/FINANCIAL OFFICER] of Radian Group Inc., a Delaware corporation (“Guarantor”). This certificate (“Certificate”) is delivered to you in connection with Section 14(d) of the Master Repurchase Agreement and Securities Contract, dated as of September 28, 2022, (the “Agreement”) between Radian Mortgage Capital LLC, a Delaware limited liability company (“Seller”) and Bank of Montreal, a Canadian Chartered bank acting through its Chicago Branch (“Buyer”). I hereby certify that, as of the date of the financial statements attached hereto and as of the date hereof, Guarantor is and has been in compliance with all the terms of the Agreement and, without limiting the generality of the foregoing, I certify that:

(a)

Litigation, Investigations, Proceedings. Seller and Guarantor have promptly given to Buyer notice of any material claim, dispute, litigation, investigation, proceeding or suspension between Seller and any Governmental Authority, Take-out Investor, third-party loan purchaser or any other Person in accordance with its obligations under the Agreement.

(b)	Financial Covenants.

i.

Total Adjusted Capital. Guarantor has not permitted the Total Adjusted Capital of Radian Guaranty, Inc. and Radian Reinsurance, Inc. as of the end of any Test Period to be less than $3,000,000,000. A detailed summary of the calculation of Total Adjusted Capital for each of Radian Guaranty, Inc. and Radian Reinsurance, Inc. is provided in Schedule 1 hereto.

ii.

Consolidated Net Worth. Guarantor has not permitted its Consolidated Net Worth as of the last day of any Test Period to be less than the sum of (i) $2,750,000,000, plus (ii) 50% of the positive amount, if any, of the cumulative Consolidated Net Income (loss) of Guarantor and its Subsidiaries after December 7, 2021 (the “Reference Date”), plus (iii) 50% of the aggregate amount of all equity contributions to, or equity issuances of, the Guarantor after the Reference Date. For the purpose of applying clause (iii) of the immediately preceding sentence to any equity issuance by the Guarantor in respect of the conversion, settlement, repurchase or other retirement of any convertible notes, if any, issued after the date hereof by Guarantor, the amount of such equity issuance will be the increase (if any) in the Guarantor’s consolidated shareholders’ equity recorded in respect of such conversion, settlement, repurchase or other retirement, and such equity issuance shall result in the addition of an amount equal to 50% of the amount of such increase pursuant to such clause (iii) at the time such increase is recorded; provided, however, that if any repurchase by the Guarantor of any common shareholder interests of the Guarantor within one-hundred eighty

Exhibit B-1

(180) days of such conversion, settlement, repurchase or other retirement results in the Guarantor recording a reduction of its consolidated shareholders’ equity, then the amount initially added pursuant to such clause (iii) in respect of such conversion, settlement, repurchase or other retirement shall be reduced (but not below zero) by an amount equal to 50% of the amount of such reduction at the time such reduction is recorded. A detailed summary of the calculation of Guarantor’s Consolidated Net Worth is provided in Schedule 1 hereto.

iii.

Debt-to-Total Capitalization Ratio. Guarantor has not permitted the Debt-to-Total Capitalization Ratio of the Guarantor as of the end of any Test Period to exceed 0.35:1. A detailed summary of the calculation of Guarantor’s Debt-to-Total Capitalization Ratio is provided in Schedule 1 hereto.

(c)

Insurance. Guarantor has maintained, for Guarantor and its Subsidiaries, with responsible companies, at its own expense, the Required Insurance Policy in accordance with its obligations under Section 14(m) of the Agreement.

(d)

Financial Statements. The financial statements and schedules attached hereto fairly present in all material respects the financial condition and results of operations of Guarantor and Seller in accordance with GAAP, consistently applied, as of the date(s) thereof.

(e)	[Reserved].

(f)

Compliance. Seller and Guarantor have observed or performed in all material respects all of its covenants and other agreements contained in the Agreement and the other Facility Documents to be observed or performed by it. Seller shall provide a list of events or circumstances of non-compliance with any covenants or other agreements during the calendar quarter ending [DATE].

(g)	Regulatory Action. In accordance with the Agreement, Seller has provided Buyer with:

i.	written notice of any investigation of Seller, commenced or threatened in writing, by any federal, state or local government agency;

ii.	written notice of any material issue raised upon examination of Seller or Seller’s facilities by any Governmental Authority; and

iii.

copies or summaries of relevant portions of certain final written Fannie Mae, Freddie Mac, FHA, VA, Governmental Authority, investor audits, examinations, evaluations, monitoring reviews and reports of its operations as detailed in Section 14(d)(viii) of the Agreement.

Exhibit B-2

If Seller has not provided written notice of (i) or (ii) or has not provided copies or summaries of the items in (iii), as applicable, Seller shall describe the situation in reasonable detail.

(h)	No Default. No Default or Event of Default has occurred and is continuing. If any Default or Event of Default has occurred and is continuing, Seller shall describe the same in reasonable detail.

(i)	Hedging. Seller has provided all weekly position reports required by Section 14(d)(vi) during the calendar quarter ending [DATE].

(j)	Distributions. Seller has not made any distributions prohibited by Section 14(p) of the Agreement.

(k)	Notifications. Seller has complied with the notification requirements in Section 14(c) and 14(d) of the Agreement.

(l)

Indebtedness. All material Indebtedness (other than Indebtedness evidenced by the Agreement) of Seller existing on the date hereof is listed on Schedule 3 hereto, including related lender, facility size, facility type, commitment amount, outstanding amount, and maturity or termination date.

(m)

Repurchases. Attached hereto as Schedule 4 is a true and correct summary of all Mortgage Loans subject to repurchase as a result of investor repurchase demands during the calendar quarter ending [DATE] and for the year to date ending [DATE].

(n)

Secondary Market Sales. Attached hereto as Schedule 6 is a true and correct summary of all the mortgage loans sold by Seller during the calendar quarter ending [DATE] and for the year to date ending [DATE].

(o)

Geographic Production Breakdown. Attached hereto as Schedule 7 is a true and correct summary of all the geographic locations of the Mortgage Loans acquired by Seller during the calendar month ending [DATE] and for the year to date ending [DATE].

(p)

MSR Valuation. A detailed summary of the market value analysis for Seller’s mortgage Servicing Rights portfolio as determined by a third party evaluator as of the calendar month ending [DATE] is provided in Schedule 8 hereto.

(q)

Other Notices. Seller has notified Buyer of any other event, circumstance or condition that has resulted in any claims of predatory lending or any early payment default, buy-back, repurchase or similar requests that could reasonably be expected to result in a Material Adverse Effect with respect to Seller.

(r)	No changes. Since the Effective Date and except as disclosed in prior Certificates delivered to Buyer, neither Seller nor any Subsidiary of Seller has:

Exhibit B-3

i.

changed its legal name, identity, jurisdiction of incorporation, organization or formation or organizational structure or formed or acquired any Subsidiary except as follows: _________________________________;

ii.	acquired all or substantially all of the assets of, or merged or consolidated with or into, any Person, except as follows:_____________________________________; or

iii.	changed its address or otherwise relocated, acquired fee simple title to any real property or entered into any real property leases, except as follows: ____________________.

Exhibit B-4

IN WITNESS WHEREOF, I have set my hand this _____ day of ________, ________.

Radian Group Inc., as Guarantor

By:
Name:
Title:

Exhibit B-5

Schedule 1 to Exhibit B

Calculation of Financial Covenants

[ATTACHED]

Exhibit B-6

Schedule 2 to Exhibit B

[RESERVED]

Exhibit B-7

Schedule 3 to Exhibit B

Warehouse Lines of Seller

Lender	Facility Size	Total Line Amount	Outstanding Amount	Maturity/Termination Date

Exhibit B-8

Schedule 4 to Exhibit B

Repurchases and Early Payment Default Requests

[ATTACHED]

Exhibit B-9

Schedule 5 to Exhibit B

[RESERVED]

Exhibit B-10

Schedule 6 to Exhibit B

Secondary Market Sales

[ATTACHED]

Exhibit B-11

Schedule 7 to Exhibit B

Geographic Production Breakdown

[ATTACHED]

Exhibit B-12

Schedule 8 to Exhibit B

MSR Valuation

[ATTACHED]

Exhibit B-13